UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                            Opnet Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68375710
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]   Rule 13d-1(b)
        [ ]   Rule 13d-1(c)
        [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 35 Pages

-------------------                                          ------------------
CUSIP NO.  68375710                   13G                    PAGE 2 OF 35 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 35 PAGES

-------------------                                          ------------------
CUSIP NO.  68375710                   13G                    PAGE 3 OF 35 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 35 PAGES

-------------------                                          ------------------
CUSIP NO.  68375710                   13G                    PAGE 4 OF 35 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 35 PAGES

-------------------                                          ------------------
CUSIP NO.  68375710                   13G                    PAGE 5 OF 35 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps, Woodsum & Co. IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 35 PAGES

-------------------                                          ------------------
CUSIP NO.  68375710                   13G                    PAGE 6 OF 35 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 35 PAGES

-------------------                                          ------------------
CUSIP NO.  68375710                   13G                    PAGE 7 OF 35 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 7 OF 35 PAGES

-------------------                                          ------------------
CUSIP NO.  68375710                   13G                    PAGE 8 OF 35 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 8 OF 35 PAGES

-------------------                                          ------------------
CUSIP NO.  68375710                   13G                    PAGE 9 OF 35 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 9 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 10 OF 35 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 10 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 11 OF 35 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 11 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 12 OF 35 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 12 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 13 OF 35 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 13 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 14 OF 35 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 14 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 15 OF 35 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              2,171,769 shares
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH                0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,171,769 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,171,769 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 15 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 16 OF 35 PAGES
-------------------                                          -------------------

                                  Schedule 13G
                                  ------------


Item 1(a).        Name of Issuer:  Opnet Technologies, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 3400 International Drive, N.W., Washington, DC, 20008.

Item 2(a). Names of Persons Filing: Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. IV and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan and Peter Y. Chung.

                  Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung are individual general partners of Stamps, Woodsum & Co. IV and Summit Investors III, L.P.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors III, L.P., Stamps, Woodsum & Co. IV and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, and Mohan is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis, Kortschak, and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures IV, L.P., Summit Partners IV, L.P. and Summit Investors III, L.P. is a limited partnership organized under the laws of the State of Delaware. Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung is a United States citizen.

Item 2(d).        Title of Class of Securities: Common Stock, par value $.001

Item 2(e).        CUSIP Number: 68375710






                               PAGE 16 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 17 OF 35 PAGES
-------------------                                          -------------------


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, and Summit Investors III, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 2,171,769 shares of Common Stock as of December 31, 2000. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung may be deemed to own beneficially 2,171,769 shares of Common Stock as of December 31, 2000.

                        As of December 31, 2000, Summit Ventures IV, L.P. was the record holder of 2,078,406 shares of Common Stock. As of December 31, 2000 Summit Investors III, L.P. was the record holder of 93,363 shares of Common Stock. The shares held of record by Summit Ventures IV, L.P. and Summit Investors III, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 2,171,769 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV and Summit Investors III, L.P. each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung may be deemed to own beneficially 2,171,769 shares of Common Stock.

                        Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Opnet Technologies, Inc. except in the case of Summit Ventures IV, L.P., for the 2,078,406 shares which it holds of record, and in the case of Summit Investors III, L.P., for the 93,363 shares which it holds of record.

                  (b)   Percent of Class:

                        Summit Ventures IV, L.P.: 12%
                        Summit Partners IV, L.P.: 12%
                        Stamps, Woodsum & Co. IV: 12%
                        Summit Investors III, L.P.: 12%
                        E. Roe Stamps, IV: 12%


                               PAGE 17 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 18 OF 35 PAGES
-------------------                                          -------------------


                        Stephen G. Woodsum: 12%
                        Martin J. Mannion: 12%
                        Gregory M. Avis: 12%
                        Bruce R. Evans: 12%
                        Walter G. Kortschak: 12%
                        Thomas S. Roberts: 12%
                        Joseph F. Trustey: 12%
                        Kevin P. Mohan: 12%
                        Peter Y. Chung: 12%

                        The foregoing percentages are calculated based on the 18,069,077 shares of Common Stock reported to be outstanding in a Form 10-Q for the quarterly period ended September 30, 2000.

                 (c)    Number of shares as to which such person has:

                        (i)      sole power to vote or to direct the vote:

                                 0 shares for each reporting person

                        (ii)     shared power to vote or to direct the vote:

                                 Summit Ventures IV, L.P.: 2,171,769 shares
                                 Summit Partners IV, L.P.: 2,171,769 shares
                                 Stamps, Woodsum & Co. IV: 2,171,769 shares
                                 Summit Investors III, L.P.: 2,171,769 shares
                                 E. Roe Stamps, IV: 2,171,769 shares
                                 Stephen G. Woodsum: 2,171,769 shares
                                 Martin J. Mannion: 2,171,769 shares
                                 Gregory M. Avis: 2,171,769 shares
                                 Bruce R. Evans: 2,171,769 shares
                                 Walter G. Kortschak: 2,171,769 shares
                                 Thomas S. Roberts: 2,171,769 shares
                                 Joseph F. Trustey: 2,171,769 shares
                                 Kevin P. Mohan: 2,171,769 shares
                                 Peter Y. Chung: 2,171,769 shares

                        (iii) sole power to dispose or direct the disposition of:

                                 0 shares for each reporting person

                        (iv)     shared power to dispose or direct the
                                 disposition of:

                                 Summit Ventures IV, L.P.: 2,171,769 shares
                                 Summit Partners IV, L.P.: 2,171,769  shares





                               PAGE 18 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 19 OF 35 PAGES
-------------------                                          -------------------


                                 Stamps, Woodsum & Co. IV: 2,171,769 shares
                                 Summit Investors III, L.P.: 2,171,769 shares
                                 E. Roe Stamps, IV: 2,171,769 shares
                                 Stephen G. Woodsum: 2,171,769 shares
                                 Martin J. Mannion: 2,171,769 shares
                                 Gregory M. Avis: 2,171,769 shares
                                 Bruce R. Evans: 2,171,769 shares
                                 Walter G. Kortschak: 2,171,769 shares
                                 Thomas S. Roberts: 2,171,769 shares
                                 Joseph F. Trustey: 2,171,769 shares
                                 Kevin P. Mohan: 2,171,769 shares
                                 Peter Y. Chung: 2,171,769 shares

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(1)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).









                               PAGE 19 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 20 OF 35 PAGES
-------------------                                          -------------------

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 9, 2001.


SUMMIT VENTURES IV, L.P.                                    *
                                             ------------------------------
                                             E. Roe Stamps, IV
By:  Summit Partners IV, L.P.

By:  Stamps, Woodsum & Co. IV                               *
                                             ------------------------------
                                             Stephen G. Woodsum
     By:          *
         ------------------------
         E. Roe Stamps, IV                                  *
         General Partner                     ------------------------------
                                             Gregory M. Avis

SUMMIT INVESTORS III, L.P.
                                                            *
                                             ------------------------------
                                             Martin J. Mannion
By:               *
     ----------------------------
     General Partner                                        *
                                             ------------------------------
                                             Bruce R. Evans
SUMMIT PARTNERS IV, L.P.
                                                            *
                                             ------------------------------
                                             Walter G. Kortschak
By:  Stamps, Woodsum & Co. IV
                                                            *
                                             ------------------------------
                                             Thomas S. Roberts
     By:          *
        -------------------------
        E. Roe Stamps                                       *
        General Partner                      ------------------------------
                                             Joseph F. Trustey

STAMPS, WOODSUM & CO. IV

By:               *
     ----------------------------
     E. Roe Stamps
     General Partner
                               PAGE 20 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 21 OF 35 PAGES
-------------------                                          -------------------






                                                            *
                                             ------------------------------
                                             Kevin P. Mohan



                                                            *
                                             ------------------------------
                                             Peter Y. Chung



                                             *By: /s/ Thomas F. Farb
                                                  --------------------------
                                                  Thomas F. Farb
                                                  Attorney-in-Fact






--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.























                               PAGE 21 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 22 OF 35 PAGES
-------------------                                          -------------------

                                                                       Exhibit 1
                                                                       ---------
                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Opnet Technologies, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 9th day of February, 2001.


SUMMIT VENTURES IV, L.P.                                     *
                                             ------------------------------
                                             E. Roe Stamps, IV
By:  Summit Partners IV, L.P.

By:  Stamps, Woodsum & Co. IV                               *
                                             ------------------------------
                                             Stephen G. Woodsum
     By:          *
        -------------------------
        E. Roe Stamps, IV                                   *
        General Partner                      ------------------------------
                                             Gregory M. Avis
SUMMIT INVESTORS III, L.P.
                                                            *
                                             ------------------------------
                                             Martin J. Mannion
By:               *
     ----------------------------
     General Partner                                        *
                                             ------------------------------
                                             Bruce R. Evans
SUMMIT PARTNERS IV, L.P.
                                                            *
                                             ------------------------------
                                             Walter G. Kortschak
By:  Stamps, Woodsum & Co. IV
                                                            *
                                             ------------------------------
                                             Thomas S. Roberts
     By:          *
        -------------------------
        E. Roe Stamps
        General Partner                                     *
                                             ------------------------------
                                             Joseph F. Trustey


                               PAGE 22 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 23 OF 35 PAGES
-------------------                                          -------------------





STAMPS, WOODSUM & CO. IV

By:               *
     ----------------------------
     E. Roe Stamps
     General Partner



                  *
---------------------------------
Kevin P. Mohan



                  *
---------------------------------
Peter Y. Chung



*By: /s/ Thomas F. Farb
     -----------------------------
     Thomas F. Farb
     Attorney-in-Fact





--------------------------------------------------------------------------------
o Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.















                               PAGE 23 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 24 OF 35 PAGES
-------------------                                          -------------------


                                                                       Exhibit 2
                                                                       ---------


                                POWER OF ATTORNEY


       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum, Gregory M. Avis, Walter G. Kortschak and Thomas F. Farb his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., SP (1984), L.P. (f/k/a Summit Partners, L.P.), Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Summit E-Tek Holdings, LLC, SW Management Corp., Summit Partners, L.P., Summit Master Company, LLC, Summit Subordinated Debt Fund II, L.P., Summit Partners SD II, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit Partners, LLC, Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P. and Summit V Companion Fund, L.P., pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.














                               PAGE 24 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 25 OF 35 PAGES
-------------------                                          -------------------




         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ E. Roe Stamps, IV
                                       ------------------------------
                                       E. Roe Stamps, IV


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000
                                                               ----------------



















                               PAGE 25 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 26 OF 35 PAGES
-------------------                                          -------------------




         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Stephen G. Woodsum
                                       ------------------------------
                                       Stephen G. Woodsum


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public



                                       My Commission expires:  October 20, 2000
                                                               ----------------

















                               PAGE 26 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 27 OF 35 PAGES
-------------------                                          -------------------




         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Martin J. Mannion
                                       ------------------------------
                                       Martin J. Mannion


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------




















                               PAGE 27 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 28 OF 35 PAGES
-------------------                                          -------------------




         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                       /s/ Gregory M. Avis
                                       ------------------------------
                                       Gregory M. Avis


State of California                         )
                                            ) ss:
County of Santa Clara                       )


         On this 8th day of February, 2000, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000
                                                               ----------------





















                               PAGE 28 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 29 OF 35 PAGES
-------------------                                          -------------------




         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Thomas S. Roberts
                                       ------------------------------
                                       Thomas S. Roberts


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------























                               PAGE 29 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 30 OF 35 PAGES
-------------------                                          -------------------




         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Bruce R. Evans
                                       ------------------------------
                                       Bruce R. Evans


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]


                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------



















                               PAGE 30 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 31 OF 35 PAGES
-------------------                                          -------------------




         IN WITNESS WHEREOF, this Power of Attorney has been signed as of 8th day of February, 2000.


                                       /s/ Walter G. Kortschak
                                       ------------------------------
                                       Walter G. Kortschak



State of California              )
                                 ) ss:
County of Santa Clara            )


         On this 8th day of February, 2000, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000
                                                               ----------------


















                               PAGE 31 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 32 OF 35 PAGES
-------------------                                          -------------------



         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Joseph F. Trustey
                                       ------------------------------
                                       Joseph F. Trustey


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000
                                                               ----------------




















                               PAGE 32 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 33 OF 35 PAGES
-------------------                                          -------------------




         IN WITNESS WHEREOF, this Power of Attorney has been signed as of 7th day of February, 2000.


                                       /s/  Kevin P. Mohan
                                       ------------------------------
                                       Kevin P. Mohan


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]
                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------



















                               PAGE 33 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 34 OF 35 PAGES
-------------------                                          -------------------




         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 8th day of February, 2000.


                                       /s/ Peter Y. Chung
                                       ------------------------------
                                       Peter Y. Chung


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 8th day of February, 2000, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires:  October 20, 2000
                                                               ----------------



















                               PAGE 34 OF 35 PAGES

-------------------                                          -------------------
CUSIP NO.  68375710                   13G                    PAGE 35 OF 35 PAGES
-------------------                                          -------------------





         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of February, 2000.


                                       /s/ Thomas F. Farb
                                       ------------------------------
                                       Thomas F. Farb


Commonwealth of Massachusetts       )
                                    ) ss:
County of Suffolk                   )


         On this 7th day of February, 2000, before me personally came Thomas F. Farb, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.


[Notary Seal]

                                       /s/ Cynthia R. Freedman
                                       ------------------------------
                                       Notary Public


                                       My Commission expires: October 20, 2000
                                                              ----------------




















                               PAGE 35 OF 35 PAGES